Exhibit 23.3

Consent of NewZoo

NewZoo International B.V. (“NewZoo”) prepared a market study dated June 15, 2018 for Corsair Gaming, Inc. NewZoo consents to the use of data from such study in the Registration Statement on Form S-1 and related prospectus of Corsair Gaming, Inc. and to the reference in the prospectus to NewZoo’s name in connection therewith.

Dated: July 30, 2018

NewZoo

By:	/s/ Peter Warman
Name:	Peter Warman
Title:	Chief Executive Officer